Exhibit 99.1

SINOHUB, INC. REPORTS RECORD FOURTH QUARTER
AND FULL-YEAR 2009 FINANCIAL RESULTS; PROVIDES GUIDANCE
FOR FULL-YEAR 2010

■	Fourth quarter 2009 revenues increased 61.6% to $42.8 million; net income increased 24.5 % to $3.7 million, with EPS of $0.13
■	2009 revenues increased 61.6% to $128.4 million; net income increased 45.8% to $12.4 million, with EPS of $0.48
■	Full-year 2010 revenue guidance of $180 million, an increase of 40% Year-Over-Year

SANTA CLARA and SHENZHEN, CHINA, March 31, 2010 – SinoHub, Inc. (NYSE Amex: SIHI), a leading provider of supply chain management services for participants in the electronic components supply chain in China, today reported financial results for the fourth quarter and year ended December 31, 2009 and provided full-year revenue guidance for 2010.

Summary Financials

Fourth Quarter 2009 Results (USD) (unaudited)
(three months ended December 31,)	Q4 2009	Q4 2008	CHANGE
Sales	$42.8 million	$26.5 million	+61.6%
Gross Profit	$6.4 million	$6.3 million	+1.9%
Net Income	$3.7 million	$2.9 million	+24.5%
Fully diluted EPS	$0.13	$0.12	+8.3%

Full-year 2009 Results (USD)
(years ended December 31, )	2009	2008	CHANGE
Sales	$128.4 million	$79.5 million	+61.6%
Gross Profit	$22.4 million	$16.2 million	+38.1%
Net Income	$12.4 million	$8.5 million	+45.8%
Fully diluted EPS	$0.48	$0.40	+20.0%

Fourth Quarter 2009 Results

Sales – Total revenues for fourth quarter 2009 advanced 61.6% to $42.8 million from $26.5 million for the fourth quarter of 2008.  Revenues from electronic component sales, including procurement-fulfillment and spot component sales, increased more than 68.2% to $40.1 million for fourth quarter 2009 from $23.9 million for the same period last year.  Revenues from the Company's supply chain management services business were $2.6 million for the 2009 fourth quarter, and flat compared to the fourth quarter of 2008.

Fourth Quarter 2009 Revenue Breakdown By Segment (USD in thousands) (unaudited)
(three months ended December 31,)	2009	2008	CHANGE
Supply Chain Mgmt. Services % of Sales	$2.6 million 6.2%	$2.6 million 9.9%	+1.1%
Electronic Component Revenues % of Sales	$40.1 million 93.8%	$23.8 million 90.1%	+68.2%
Total Sales	$42.8 million	$26.5 million	+61.6%

“We are pleased with our strong financial results for the fourth quarter of 2009, which continues to validate our strategy of providing electronic component purchasing and world-class supply chain management (SCM) solutions to the growing electronic marketplace in China,” said Harry Cochran, Chief Executive Officer of SinoHub. “We continue to add new customers due to our proprietary SCM software platform, which substantially decreases production cycles and inventory levels for manufacturers, while improving their working capital position. Additionally, we are pleased to experience robust growth in our electronic component purchasing (ECP) business unit by leveraging the information gained through our SCM platform.”

Cost of Sales – Cost of goods sold totaled $36.4 million in the fourth quarter of 2009, up 80.2% from $20.2 million in the fourth quarter of 2008.

Gross Profit and Gross Margin – Gross profit for the fourth quarter of 2009 totaled $6.4 million an increase of 1.9% over $6.3 million in the fourth quarter of 2008.  Gross profit margin for the fourth quarter of 2009 decreased to 15% from 23.8% in the same period of 2008, primarily due to an increase of electronic component sales as a percentage of total sales.  Going forward, the Company anticipates an increase in sales from its new virtual contract manufacturing (VCM) business, which is expected to bring higher margins, on average.

Operating Expenses – Total operating expenses were $1.6 million, or 3.8% of revenues in the fourth quarter of 2009, compared to $2.6 million, or 9.8% of revenues in the same period in 2008. Selling, general and administrative expenses increased 40% to $1.4 million in the fourth quarter of 2009 from $1 million in the fourth quarter of 2008, representing approximately 3.2% of revenues in the fourth quarter of 2009 compared to 3.6% in the same period of 2008. Professional services expenses increased to $508,000 in the fourth quarter of 2009, compared to $181,000 in the fourth quarter of 2008, with the increase due primarily to legal fees and non-recurring Sarbanes-Oxley consulting expenses.  Stock compensation expenses were $138,000 in the fourth quarter of 2009 compared to $110,000 in the fourth quarter of 2008. In the fourth quarter of 2009 we reduced the provision for doubtful debts by $572,000 due primarily to improved conditions in the global economy, as compared to an increase in the allowance for doubtful debts of $1.2 million in the fourth quarter of 2008.

Income from Operations – Income from operations was $4.8 million in the fourth quarter of 2009, or 11.2% of sales, as compared to operating income of $3.7 million, or 14% of sales in the fourth quarter of 2008.

Net Income – Net income for the fourth quarter of 2009 increased 24.5% to $3.7 million, or $0.13 per fully diluted share, compared to $2.9 million, or $0.12 per fully diluted share, in the fourth quarter of 2008, based on 27.3 million and 24.5 million shares outstanding, respectively.

Full-year 2009 Results

Sales – Revenues for the year ended December 31, 2009 were $128.4 million, up 61.6% from $79.5 million in 2008.  Electronic component revenues, consisting of procurement-fulfillment and spot component sales, grew 60.8% to $119.8 million for 2009 from $74.5 million in 2008, due primarily to increased sales resulting primarily from the Company’s ability to obtain advantageous pricing from its suppliers on behalf of its manufacturing customers. Revenues from the Company's supply chain management services business rose 72.6% to $8.6 million from $5.0 million in 2008, driven by demand for its proprietary SCM platform and an increase in new manufacturer customers.

Full-year 2009 Revenue Breakdown By Activity (USD in thousands)
(years ended December 31)	2009	2008	CHANGE
Supply Chain Mgmt. Services % of Sales	$8,585 6.7%	$4,973 6.3%	+72.6%
Electronic Component Revenues % of Sales	$119,823 93.3%	$74,511 93.7%	+60.8%
Total Sales	$128,408	$79,484	+61.6%

Cost of Sales – Cost of goods sold totaled $106.0 million in 2009, up 67.6% from $63.3 million in 2008, slightly higher than the 61.6% rate of increase in total sales.

Gross Profit and Gross Margin – Gross profit for 2009 totaled $22.4 million, an increase of 38.1% over $16.2 million in 2008.  Gross profit margins were 17.4% for 2009 compared to 20.4% in 2008.

Operating Expenses – Total operating expenses were $6.2 million or 4.8% of revenues in 2009, compared to $5.4 million, or 6.8% of revenues in 2008. Selling, general and administrative expenses increased to $5.0 million in 2009 from $3.0 million in 2008, representing approximately 3.9% of revenues in 2009 compared to 3.8% in 2008. The largest factor in the increase in selling, general and administrative expenses from 2008 to 2009 was salaries and fringe benefits which increased by $1.5 million due to the large increase in headcount.  Other significant factors in the increase were customs clearance and management fees, logistics fees, staff travel, and office and warehouse rent to support the general growth in sales and expanded operations.  Professional services expenses were $1.1 million in 2009, compared to $692,000 in 2008 with the increase due primarily to legal fees and non-recurring Sarbanes-Oxley consulting expenses.  Stock compensation expenses were $436,000 in 2009 compared to $110,000 in 2008 due to an increase in stock option and restricted stock grants.  We reduced the provision for doubtful accounts by $890,000 in 2009 due primarily to improved conditions in the global economy, as compared with an increase of $1.2 million in 2008.

Income from Operations – Income from operations was $16.2 million in 2009, or 12.8% of sales, as compared to operating income of $10.8 million, or 13.6% of sales in 2008.

Net Income – Net income for the year ended December 31, 2009 increased 45.8% to $12.4 million from $8.5 million with corresponding fully diluted earnings per share of $0.48 compared to $0.40 in 2008 based on 25.7 million and 21.5 million fully diluted shares, in each respective period.

Liquidity and Capital Resources

SinoHub’s cash and cash equivalents grew to $8.3 million at December 31, 2009 from $5.9 million at December 31, 2008.  The Company had working capital of $39.4 million on December 31, 2009, up from $22.8 million at the end of 2008, and a current ratio of 3.2 to 1 at December 31, 2009 compared to a current ratio of 4.5 to 1 at December 31, 2008. Inventories were approximately $11.6 million and accounts receivables were $28.8 million on December 31, 2009, compared to approximately $0.44 million and $22.3 million on December 31, 2008, respectively. During 2009, the Company used $3.1 million in cash in operations versus $6.4 million used in operations in 2008. The variance between cash flow and net income for 2009 was mainly related to inventory purchases as the company prepares to ramp up its virtual contract manufacturing business unit to deliver mobile phones to developing markets outside China.

Full-year 2010 Revenue Guidance

For full fiscal year 2010, SinoHub is providing revenue guidance of $180 million, representing anticipated year-over-year growth of 40% over 2009. 2010 guidance provided assumes a substantial increase in sales from its new virtual contract manufacturing (VCM) business.

Business Outlook for 2010

SinoHub has built a successful business in China based around its proprietary supply chain management (SCM) SaaS software platform that services the Chinese electronics market -- the world’s largest consumer of electronic components (in 2009, China used over $100 billion of electronic components to produce over $400 billion of electronics products).  SinoHub believes the outlook for continued growth in 2010 is strong.

In response to the dynamic operating challenges facing electronic companies today, SinoHub employs a Web-based SCM platform which offers a free, open and seamless network for design houses, manufacturers, suppliers and product resellers. This platform provides the entire electronic component supply chain with transparency, resulting in decreased production cycles and inventory levels, while improving operating performance for its customers. SinoHub leverages the information it obtains through its SCM platform, including its proprietary database of over 50,000 electronics components, to identify opportunities to lower client costs and to generate sales for its electronic component purchasing (ECP) business unit, which comprises the majority of the Company’s current revenue base.

Due largely to the benefits of using SinoHub’s SCM platform, a number of new major manufacturing companies, including Hua Qin - the fourth largest mobile phone design house in China, elected to become SinoHub customers in 2009. These new customers join more than 120 enterprises currently utilizing SinoHub’s SCM platform, including some of the largest electronic components distributors in the world. Despite the global economic slowdown which continued in many parts of the world in 2009, SinoHub expects to experience continued strong growth in 2010 based on the fact that 90% of the products its customers make are sold in China and are products that are in high demand.

New Virtual Contract Manufacturing (VCM) Business

In a new growth initiative launched in late 2009, SinoHub is leveraging its industry knowledge and relationships through the development of a new virtual contract manufacturing (VCM) business to serve mobile phone distributors in emerging markets outside of China. Developing country markets, according to a report from JP Morgan Global Equity Research, account for two-thirds of all mobile phone sales in the world. It is estimated that over 797 million handsets were sold in developing countries in 2009, compared to 335 million in developed countries, with sales to developing countries expected to rise to over 1 billion in 2011 compared to 373 million in developed countries. Due to the price-sensitive, feature-specific nature of mobile phone users in developing country markets, SinoHub believes that traditional large, brand-name manufacturers are not well suited to meet this demand, leaving a significant opportunity in this vast market to thousands of smaller, more nimble distributors who can deliver feature rich mobile phones for niche markets. SinoHub believes that a disconnect exists however between these smaller distributors, which require feature-rich phones in smaller quantities, and the larger design houses and manufacturers they need to access in China. SinoHub is strategically positioned to bridge this gap as a flexible and cost effective contract manufacturer, due to its ability to leverage design information and manufacturing capacity information from its SCM customers and by achieving low breakeven volume because of the relatively small investment required in R&D and manufacturing.  SinoHub’s SCM platform also permits it to achieve a relatively low cost of goods through the use of its database to achieve cost-effective procurement of component parts.

Other Planned Initiatives

In 2010 and beyond, SinoHub plans to achieve additional growth through the implementation of a number of strategic initiatives that will capitalize on the huge market opportunities available to the Company. These include growing its customer base by further enhancing its SaaS SCM services, using its expertise to grow its VCM business and opening additional offices and warehouses in key locations to support expected customer growth. At the end of 2009, for example, SinoHub tripled the size of its Hong Kong warehouse which will enable the Company to handle $200 million per month worth of electronics orders per month. The Company also plans to expand its existing customer relationships by converting more SCM customers into ECP customers and by increasing the number of products per VCM customer.  Assuming access to sufficient working capital, SinoHub will also seek to increase its presence in the networking equipment market and expand into other verticals through acquisition, and to enter adjacent markets through its VCM platform for mobile phones in Vietnam, Malaysia, Indonesia, and India.  The Company is also evaluating additional international expansion of its VCM business for mobile phones in the US, including possible sales to Mobile Virtual Network Operators and through the acquisition of overseas ECP and VCM distribution channels.

Conference Call and Webcast

SinoHub will hold a conference call on Wednesday March 31, 2010 at 10:00 a.m. ET to discuss the Company’s fourth quarter and year-end 2009 financial results.  Interested participants should call 1-877-941-4774 when calling within the United States or 1-480-629-9764 when calling internationally.

A playback will be available through April 7, 2010. To listen to the replay, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4276647 for the replay.  An archived version of the teleconference will also be available on the Company’s Web site at http://www.sinohub.com under the Investors tab at Online Audio Files.

The call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000072C2, or visiting ViaVid's website at www.viavid.net, where the webcast can be accessed through April 7, 2010.

About SinoHub, Inc.

SinoHub, Inc., founded in 2000 by veteran entrepreneur Harry Cochran and electronics industry veteran Lei Xia to play a part in the electronics revolution in China, provides world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China. SinoHub conducts substantially all of its operations through its wholly-owned subsidiary SinoHub Electronics Shenzhen Limited in the People's Republic of China and its wholly-owned B2B Chips subsidiary in Hong Kong, which offers electronic component purchasing and virtual contract manufacturing services currently focusing on the mobile phone market. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2bchips.com ..

Cautionary Statement Regarding Forward-looking Information

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company’s ability to expand its customer base, the ability to access capital for such expansion, assumptions concerning future economic and competitive conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

For Additional Information Contact:

SinoHub, Inc.:
     Falicia Cheng
     Tel:   +86-755-2661-1080
     Email: falicia@sinohub.com

In the US:
     HC International, Inc.
     Ted Haberfield
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

(Financial Tables Follow)

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2009	December 31, 2008

CURRENT ASSETS
Cash and cash equivalents	$8,347,000	$5,860,000
Restricted cash	7,595,000	374,000
Accounts receivable, net of allowance	28,828,000	22,282,000
Inventories, net	11,647,000	435,000
Prepaid expenses and other current assets	650,000	370,000
Total current assets	57,067,000	29,321,000

PROPERTY AND EQUIPMENT, NET	2,271,000	703,000

TOTAL ASSETS	$59,338,000	$30,024,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,209,000	$764,000
Customer deposits	1,348,000	-
Accrued expenses and other current liabilities	731,000	234,000
Bank borrowings	11,793,000	2,123,000
Income and other taxes payable	2,605,000	3,391,000
Total current liabilities	17,686,000	6,512,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized;	-	-
no shares issued
Common stock, $0.001 par value, 100,000,000 shares authorized;	27,000	25,000
26,669,605 shares and 24,501,989 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively
Additional paid-in capital	17,239,000	11,529,000
Retained earnings
Unappropriated	22,725,000	10,424,000
Appropriated	787,000	724,000
Accumulated other comprehensive income	874,000	810,000
Total stockholders’ equity	41,652,000	23,512,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,338,000	$30,024,000

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year ended December 31,
	2009	2008
NET SALES
Supply chain management services	$8,585,000	$4,973,000
Electronic components	119,823,000	74,511,000
Total net sales	128,408,000	79,484,000
COST OF SALES
Supply chain management services	447,000	1,444,000
Electronic components	105,573,000	61,830,000
Total cost of sales	106,020,000	63,274,000

GROSS PROFIT	22,388,000	16,210,000

OPERATING EXPENSES
Selling, general and administrative	4,982,000	2,990,000
Professional services	1,122,000	692,000
Stock compensation expense	436,000	110,000
Depreciation	553,000	389,000
(Write back of ) / Allowance for doubtful debts	(890,000)	1,237,000
Total operating expenses	6,203,000	5,418,000

INCOME FROM OPERATIONS	16,185,000	10,792,000

OTHER INCOME (EXPENSE)
Interest expense	(122,000)	(251,000)
Interest income	20,000	66,000
Other, net	5,000	27,000
Total other income (expense)	(96,000)	(158,000)

INCOME BEFORE INCOME TAXES	16,089,000	10,634,000
Income tax expense	3,725,000	2,151,000

NET INCOME	12,364,000	8,483,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	64,000	541,000

COMPREHENSIVE INCOME	$12,428,000	$9,024,000

SHARE AND PER SHARE DATA
Net income per share-basic	$0.49	$0.41
Weighted average number of shares-basic	25,079,000	20,925,000
Net income per share-diluted	$0.48	$0.40
Weighted average number of shares-diluted	25,677,000	21,460,000

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,364,000	$8,483,000
Adjustments to reconcile net income to cash provided by (used in) operation:
Depreciation	553,000	389,000
(Write back of) / Allowance for doubtful accounts	(890,000)	1,237,000
Loss on disposal of property and equipment	-	5,000
Stock compensation expense	184,000	53,000
Stock option compensation amortization	252,000	50,000
Stock issued for professional services	60,000	434,000
Changes in operating assets and liabilities:
Accounts receivable	(5,597,000)	(12,934,000)
Inventories	(11,204,000)	468,000
Prepaid expenses and other current assets	(279,000)	84,000
Accounts payable	442,000	(6,367,000)
Customer deposits	1,348,000	-
Accrued expenses and other current liabilities	496,000	(93,000)
Income and other taxes payable	(794,000)	1,808,000
Net cash used in operating activities	(3,065,000)	(6,383,000)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) Release of restricted cash	(7,221,000)	5,135,000
Purchase of property and equipment	(2,140,000)	(172,000)
Proceed from disposal of property and equipment	-	10,000
Net cash (used in) provided by investment activities	(9,361,000)	4,973,000

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock , net of costs	2,650,000	6,482,000
Proceeds from exercise of warrants and options, net of costs	2,567,000	8,000
Bank borrowing proceeds	21,529,000	2,123,000
Bank borrowing repayments	(11,859,000)	(7,286,000)
Notes payable repayments	-	(251,000)
Related company proceeds	-	1,568,000
Net cash provided by financing activities	14,887,000	2,644,000

EFFECT OF EXCHANGE RATES ON CASH	26,000	344,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,487,000	1,578,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,860,000	4,282,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,347,000	$5,860,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$122,000	$251,000
Cash paid for income tax	$3,672,000	$409,000